Policy Specifications

Policy Number [SPECIMEN]

Insured:	[JOHN DOE]	Issue Age and Sex:	[35] [MALE]

Owner:		[JOHN DOE]

Target Age		[65]

Initial Life Insurance Amount:	$[100,000]	Policy Date:	[SEPTEMBER 15, 2022]

Monthly Anniversary Day:	[15]	Date of Issue:	[SEPTEMBER 15, 2022]

Plan of Insurance:	INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE

Separate Account:	[Lincoln Life Flexible Premium Variable Life Account M]

Death Benefit Option:	2 (Increasing)

Death Benefit Option Change Period:	[11th] Policy Year and thereafter until the Insured’s Attained Age 121.

NOTE:
This Policy provides life insurance coverage to the death of the Insured if sufficient premiums are paid.  The duration of coverage will depend on the amount, timing, and frequency of premium payments, Persistency Bonus credited, Cost of Insurance, investment performance of the Separate Account, any loans or withdrawals and the cost of additional benefits.  The Planned Premium may need to be increased to keep this Policy and the coverage In Force.

Minimum Initial Premium Payment:	$[3,000.00].

Premium Payments:	Planned Premium Amount: $[3,000.00] [and increasing by [5.00]% in each Policy Year in Policy Year(s) [2] and thereafter until the Target Age.]

Premiums payable until the Insured’s Attained Age 121.
Premium payments after the Minimum Initial Premium may vary by frequency or amount subject to the Minimum Additional Premium Payment Amounts shown below.

Payment Mode:	[ANNUALLY]

Minimum Additional Premium Payment Amount:	We will not accept a premium payment of less than $[200.00] Annually, $[100.00] Semi-Annually, $[60.00] Quarterly, or $[15.00] Monthly.

Beneficiary:	[As named in the application for this Policy, unless later changed.]

Persistency Bonus Duration:	The later of a. or b., where: a. is Policy Years [30 and thereafter]; b. is the Policy Year in which you change to Death Benefit Option 1 and all Policy Years thereafter.

Guaranteed Minimum Persistency Bonus Rate Credited to Sub-Accounts:	[0.01]% annual effective rate ([0.000833]% monthly).

Policy Specifications

Policy Number [SPECIMEN]

Loan Information

Loan Amount:	Must not exceed [100.00]% of the Cash Value of this Policy as of the end of the Valuation Period ending on the Valuation Day on which we receive your Request.

Minimum Loan Repayment Amount:	$[25.00]

Loans

Loan Interest Rate Charged:	[0.25]% annual effective rate in Policy Years 1 and thereafter.

Loan Account Credited Interest Rate:	[0.25]% annual effective rate ([0.000684]% daily) in Policy Years 1 and thereafter.

Withdrawals

Amount of Withdrawals:	Must not exceed [100.00]% of the Cash Value of this Policy as of the end of the Valuation Period ending on the Valuation Day on which we receive your Request.

Transfers

Minimum Transfer Amount:	$[50.00] or the entire value of the Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Sub-Account(s) is being transferred.

Policy Specifications

Policy Number [SPECIMEN]

Riders and Benefits Charges

[No riders/benefits have been elected.]

Policy Specifications

Policy Number [SPECIMEN]

Table of Expense Charges and Fees

The following expenses and fees are charged under this Policy:

Cost of Insurance
See the “Cost of Insurance” provision.

Mortality and Expense Risk ("M&E") Charge Rate
[0.60]% annually ([0.05]% monthly) in Policy Year(s) [1-20].

Transfer Fee
$[25.00] per transfer request for each transfer request in excess of [24] during any Policy Year.

Policy Specifications

Policy Number [SPECIMEN]

Table of Monthly Administrative Fees

This Policy’s Monthly Administrative Fee will be equal to (a) multiplied by (b), where:
(a)	is the applicable Monthly Administrative Fee shown below;
(b)	is the Initial Life Insurance Amount, divided by 1,000.
The Monthly Administrative Fees per $1,000 of Initial Life Insurance Amount vary by the Insured’s sex, Target Age, and Issue Age.

Policy Year	Monthly Rate

[1	0.12888
2	0.11803
3	0.10551
4	0.09382
5	0.08129
6	0.06876
7	0.05707
8	0.04704
9	0.04287
10	0.03702
11	0.03200
12	0.02615
13	0.02030
14	0.01529
15	0.00693
16	0.00000]
and later

Policy Specifications

Policy Number [SPECIMEN]

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates per $1,000 of net amount at risk vary by the Insured’s sex, Attained Age, and the Policy Year but will not exceed the rates shown in the table below in accordance with the [Ultimate 2017 CSO Male/Female, Unismoke, age last birthday] mortality table.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate

[1	0.11759	31	0.93735	61	24.81823
2	0.12844	32	1.03189	62	26.95932
3	0.14096	33	1.13330	63	29.34796
4	0.15265	34	1.24502	64	32.02278
5	0.16518	35	1.37386	65	34.95613
6	0.17771	36	1.52416	66	38.01118
7	0.18940	37	1.70201	67	41.06958
8	0.19942	38	1.90932	68	44.21871
9	0.20360	39	2.14460	69	47.40348
10	0.20945	40	2.40725	70	50.56253
11	0.21447	41	2.69323	71	53.62137
12	0.22032	42	3.00193	72	57.08094
13	0.22617	43	3.33711	73	61.67895
14	0.23118	44	3.70959	74	66.81366
15	0.23954	45	4.13221	75	72.58700
16	0.24647	46	4.61819	76	79.13061
17	0.24647	47	5.16782	77	83.33333
18	0.24647	48	5.81657	78	83.33333
19	0.24647	49	6.59415	79	83.33333
20	0.24647	50	7.49708	80	83.33333
21	0.24647	51	8.54642	81	83.33333
22	0.24647	52	9.75657	82	83.33333
23	0.24647	53	11.13585	83	83.33333
24	0.24647	54	12.66556	84	83.33333
25	0.24647	55	14.31808	85	83.33333
26	0.24647	56	16.06273	86	83.33333
27	0.24647	57	17.84931	87 and	0.00000]
28	0.24647	58	19.64970	later
29	0.24647	59	21.41442
30	0.24647	60	23.05701

Policy Specifications

Policy Number [SPECIMEN]

Corridor Percentages Table

Death Benefit Qualification Test: Guideline Premium Test

See the “Death Benefit Proceeds” provision and “Income Tax on Death Benefits” provision for an explanation of how this table will be used.

Insured’s Attained Age	Corridor Percentage	Insured’s Attained Age	Corridor Percentage

[35-40	250%	60	130%
41	243%	61	128%
42	236%	62	126%
43	229%	63	124%
44	222%	64	122%

45	215%	65	120%
46	209%	66	119%
47	203%	67	118%
48	197%	68	117%
49	191%	69	116%

50	185%	70	115%
51	178%	71	113%
52	171%	72	111%
53	164%	73	109%
54	157%	74	107%

55	150%	75-90	105%
56	146%	91	104%
57	142%	92	103%
58	138%	93	102%
59	134%	94	101%

		95	100%]
		and later

Policy Specifications

Policy Number [SPECIMEN]

No-Lapse Provision:	No-Lapse Premium: $[24.67] monthly No-Lapse Period: [30] Policy Years

No-Lapse Test: The No-Lapse Test is met if:
(a) on each Monthly Anniversary Day, you have paid premium equal to [12] monthly No-Lapse Premiums within the past [15] Policy Months; and
(b) (1) is at least equal to (2), where:
(1) is an amount equal to the sum of all premium payments less any withdrawals, less any Debt; and
(2) is an amount equal to the sum of the corresponding No-Lapse Premiums above due since the Policy Date.

Overloan Protection

Residual Life Insurance Amount Percentage:	[1.00]%

Percentage of Accumulation Value:	100.00%

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